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Exhibit 10.10

TECHNOLOGY TRANSFER AGREEMENT

        This Technology Transfer Agreement (the "Agreement") is made this 24th day of January, 2005 by and between Osmotics Corporation (the "Company"), a Colorado corporation and Osmotics Pharma, Inc. ("OPI"), a Colorado corporation and a 98% owned subsidiary of the Company.

RECITALS

        WHEREAS, the Company formed OPI on or about February 20, 2002 for the purpose of pursuing commercialization of prescription pharmaceutical applications of current and future technology; and

        WHEREAS, the Company is the licensee under an exclusive worldwide license agreement with the Regents of the University of California (the "UCSF Agreement") for all cosmetic and prescription applications of the barrier repair technology covered by U.S. patent # 5,643,899("Barrier Repair Technology"); and

        WHEREAS, the Company is also the co licensee (along with OPI) under an exclusive worldwide license agreement with Brigham Young University (the "BYU Agreement") to utilize the intellectual property rights to certain cationic steroid molecule technology (the "CSM Technology") covered by U.S. patents # 6,350,738 and 6,486,148; and

        WHEREAS, the Company is contemplating certain financing transactions involving the merger of OPI and/or the sale of OPI preferred and/or common stock; and

        WHEREAS, in consultation with the potential financing parties, the Company's management has determined that in order to consummate the potential financing transactions, OPI will require exclusive use and rights to the prescription applications of the Barrier Repair Technology and the sole and exclusive rights to the CSM Technology; and

        WHEREAS, both the Company and OPI desire to enter into a transaction whereby OPI will acquire the exclusive use and rights to only the prescription applications of the Barrier Repair Technology and the CSM Technology currently licensed by the Company;

AGREEMENT

        NOW THEREFORE, in consideration of the mutual promises, covenants and agreements herein, the parties agree as follows:

        1.    Assignment of the UCSF Agreement

  The Company hereby agrees to make all reasonable efforts to work with the Regents of the University of California (the "Regents") to assign its rights under the UCSF Agreement for prescription applications to OPI. OPI acknowledges that the ultimate decision to assign such rights rests with the Regents. Notwithstanding the aforesaid, the Company agrees to grant OPI the exclusive rights to the prescription applications of the UCSF Agreement under a sublicense agreement. The sublicense agreement will remain in effect until such time that the Company is successful in executing an assignment of the rights. OPI acknowledges that the Company will retain all rights to cosmetic applications under the UCSF Agreement.

        2.    Removal of the Company from the BYU Agreement

  The Company also agrees to make all reasonable efforts to have the Company removed as a co licensee under the BYU Agreement. OPI acknowledges that the final decision to remove the Company from the agreement rests with Brigham Young University. Notwithstanding the aforesaid, the Company agrees to enter into a non compete agreement with OPI related to the CSM Technology. Such non compete agreement will remain in effect until such time that the Company is removed as a co licensee under the BYU Agreement.

        3.    Compensation to be Given by OPI

  In consideration for the actions to be taken by the Company as further described in Sections 1. and 2. above, OPI agrees to provide the following compensation to the Company:

    (a)
    Issue a non interest bearing promissory note payable to the Company in the face amount $1.2 million. Such note will be unsecured, and will be payable in amounts ranging from $120,000 per month to $150,000 per month, to be determined by the management of OPI. The promissory note is also in satisfaction of the intercompany payable balance owed by OPI to the Company of approximately $590,000.

    (b)
    Issue One Million shares of OPI Class A Preferred Stock, with a stated value of $4.00 per share, convertible into one million shares of OPI common stock at the election of the holder. The Class A Preferred Stock will accrue dividends at a rate of 6% payable in either cash or common stock of OPI with the exception that the first year's dividend due as a prepayment on April 30, 2005 is only payable in cash. The Class A Preferred Stock will be subordinate to all other classes of Preferred Stock that OPI may offer and will not have any voting rights. The Class A Preferred Stock will be subject to certain lock up and other restrictions as determined by the Company and OPI.

        4.    Representations and Warranties

  The Company hereby represents and warrants to, and covenants with, OPI as follows:

    (a)
    The Company has the ability to sublicense the therapeutic applications of the UCSF Agreement to third parties;

    (b)
    The Company is currently not in default under the UCSF Agreement;

    (c)
    The Company understands that (i) the Class A Preferred Stock, nor the underlying common shares, have not been registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state, based upon an exemption from such registration requirements for exchange offerings under Section 3(a)(9) of the Act and/or non-public offerings pursuant to Section 4(2) of the Act and Rule 506 of Regulation D under the Act and exemptions contained in applicable state laws; (ii) the Class A Preferred Stock, nor the underlying common shares, may not be sold or transferred unless registered under the Act and all applicable state securities laws, or unless exemptions from such registration provisions are available with respect to such resale or transfer; (iii) the Company must bear the economic risk of an investment in the Class A Preferred Stock for an indefinite period of time; and (iv) the Class A Preferred Stock, and any common stock issued upon conversion, will bear in effect the following legend:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED UNDER THE ACT AND TO THE SATISFACTION OF THE COMPANY.

    (d)
    The Company is acquiring the Class A Preferred Stock solely for the account of the Company, for investment purposes only.

    (e)
    The Company has full power and authority to execute and deliver this agreement and to perform the obligations of the Company hereunder; and this Agreement is a legally binding obligation of the Company in accordance with its terms

        5.    Idemnification

  The Company hereby agrees to indemnify and hold harmless OPI, and each officer and director of OPI, against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened, or any claim whatsoever) arising out of or based upon any false representation or warranty or breach or failure by the Company to comply with any covenant or agreement made by the Company herein.

  OPI hereby agrees to indemnify and hold harmless the Company, and each officer and director of the Company, against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened, or any claim whatsoever) arising out of or based upon any false representation or warranty or breach or failure by the Company to comply with any covenant or agreement made by the Company herein.

        6.    Applicable Law, Jurisdiction and Venue

  This Agreement shall be governed by Colorado law, without regard to conflicts of law principles. The parties agree that jurisdiction and venue for lawsuit or arbitration arising out of or relating to the Agreement shall be exclusively with the State and Federal courts or other tribunals located in Denver, Colorado, and the parties hereby waive any objection to such jurisdiction and venue.

        7.    Assignment

  Neither party shall assign this Agreement in part or in whole without the written consent of the other party.

  IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first written above.

OSMOTICS CORPORATION		OSMOTICS PHARMA, INC.
By:	/s/ FRANCINE PORTER Francine Porter, President	By:	/s/ STEVE PORTER Steve Porter, CEO

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TECHNOLOGY TRANSFER AGREEMENT